Exhibit 99.1

Apollo Group, Inc. News Release
APOLLO GROUP, INC. REPORTS FISCAL 2009 THIRD QUARTER RESULTS
▪	First $1 billion revenue quarter on 26% year-over-year growth

▪	Degreed Enrollment reaches 420,700 during the third quarter, a 22% increase year-over-year

▪	Third quarter New Degreed Enrollment increases 23% year-over-year
Phoenix, Arizona, June 29, 2009 — Apollo Group, Inc. (NASDAQ: APOL) (“Apollo Group,” “Apollo” or “the Company”) today reported financial results for the three and nine months ended May 31, 2009.
Unaudited Third Quarter of Fiscal 2009 Results of Operations
Consolidated net revenue for the three months ended May 31, 2009, totaled $1,051.3 million, which represents a 25.9% increase over the third quarter of fiscal 2008. Contributing to the growth was a 21.8% year-over-year increase in University of Phoenix total Degreed Enrollment to 420,700. The Company reported net income for the three months ended May 31, 2009, of $201.1 million, or $1.26 per share (159.3 million weighted average diluted shares outstanding), compared to net income of $139.1 million, or $0.85 per share (163.8 million weighted average diluted shares outstanding) for the three months ended May 31, 2008.
During the third quarter of fiscal 2009, the Company repurchased approximately 7.2 million shares of its common stock at a weighted average purchase price of $61.62 per share for a total expenditure of $444.4 million (of which $38.8 million is included in accrued liabilities for repurchased shares that settled subsequent to May 31, 2009). On June 25, 2009, the Board of Directors authorized an increase of the share repurchase program to an aggregate of $500 million.
Included in the fiscal 2008 third quarter results is a pre-tax charge of $1.6 million associated with the judgment in a securities class action lawsuit. This charge was reversed during the fourth quarter of fiscal 2008 when the trial court vacated the judgment. Before giving effect to the litigation charge, net income was $140.1 million, or $0.85 per share (163.8 million weighted average diluted shares outstanding), in the third quarter of fiscal 2008. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
“We are pleased to report a record third quarter, driven largely by continuing increases in enrollments and improved student retention at University of Phoenix,” said Co-Chief Executive Officer of Apollo Group, Chas Edelstein. “When our students succeed academically, we succeed financially and, for the first time in a quarter, Apollo surpassed the $1 billion revenue mark.”

Co-Chief Executive Officer of Apollo Group and Chairman of Apollo Global, Greg Cappelli, added, “We are also encouraged by the recent advancement of our strategic investments through Apollo Global, best demonstrated by our pending acquisition of the highly regarded BPP Holdings plc in the desirable UK market.”
Instructional costs and services increased by $52.6 million, or 15.1% to $400.2 million for the three months ended May 31, 2009, from $347.6 million in the three months ended May 31, 2008. As a percentage of net revenue, instructional costs and services declined 350 basis points to 38.1% versus 41.6% in the prior year’s third quarter. The improvement was predominantly due to University of Phoenix continuing to leverage its fixed costs, such as certain wages, classroom space and depreciation expense. University of Phoenix has grown its variable headcount at a slower rate than the increase in net revenue. The Company also benefited from savings due to lower negotiated contract costs in financial aid processing and other areas. This was partially offset by higher expenses, as a percentage of net revenue, at Apollo Global associated with its start-up and development and other infrastructure and support costs, as well as, a 100 basis point increase to 3.4%, as a percentage of net revenue, in bad debt expense versus the third quarter of fiscal 2008. The increases are primarily due to the increased risk of collecting aged receivables and lower collection rates on those receivables given the current economic downturn.
Selling and promotional expenses increased by $40.0 million, or 19.6%, to $243.6 million for the three months ended May 31, 2009, from $203.6 million in the three months ended May 31, 2008. As a percentage of net revenue, selling and promotional expenses declined 120 basis points to 23.2% versus 24.4% in the prior year’s third quarter. This was mainly a result of continued improvement in enrollment counselor effectiveness at University of Phoenix. Additionally, investments in marketing resulted in more effective and efficient advertising at University of Phoenix. The Company continues to invest in marketing to build greater brand identity as well as to drive and support future enrollment growth.
General and administrative (“G&A”) expenses for the three months ended May 31, 2009, increased by $10.6 million, or 17.4%, to $71.5 million, from $60.9 million in the three months ended May 31, 2008. As a percentage of net revenue, G&A expenses decreased 50 basis points to 6.8% versus 7.3% in the prior year’s third quarter. The improvement is mainly attributable to the continued leverage of relatively fixed employee compensation costs for executive management, finance and IT personnel.

Financial and Operating Metrics
Below are Apollo Group’s unaudited financial data and operating metrics for fiscal 2009.

	Q3 2009	Q3 2008*
Revenues (in thousands)
Degree Seeking Gross Revenues (1)	$1,035,613	$816,255	*
Less: Discounts and other	(41,182)	(39,231)

Degree Seeking Net Revenues (1)	994,431	777,024	*
Non-degree Seeking Revenues (2)	12,085	13,361	*
Other, net of discounts (3)	44,827	44,832

	$1,051,343	$835,217

Revenue by Degree Type (in thousands) (1)
Associates	$378,626	$248,171
Bachelors	435,367	365,960
Masters	202,039	185,727	*
Doctoral	19,581	16,397
Less: Discounts and other	(41,182)	(39,231)

	$994,431	$777,024	*

Degreed Enrollment (rounded to hundreds) (4)
Associates	186,600	134,300
Bachelors	156,100	137,900
Masters	71,200	67,300
Doctoral	6,800	5,800

	420,700	345,300

Degree Seeking Gross Revenues per Degreed Enrollment (1) (4)
Associates	$2,029	$1,848
Bachelors	2,789	2,654
Masters	2,838	2,760	*
Doctoral	2,880	2,827
All degrees (after discounts)	2,364	2,250	*

New Degreed Enrollment (rounded to hundreds) (5)
Associates	48,800	37,100
Bachelors	26,000	21,900
Masters	11,900	11,600
Doctoral	800	800

	87,500	71,400

*	Reflects reclassification of approximately $3 million from Masters Degree Seeking Revenue to Non-degree Seeking Revenue.

(1)	Represents revenue from tuition and other fees for students enrolled in University of Phoenix degree programs and Western International University associate’s degree programs. Also includes revenue from tuition and other fees for students participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(2)	Represents revenue from tuition and other fees for students participating in University of Phoenix certificate programs less than 18 hours in length, certificate programs with no applicability into a related degree program, single course and continuing education courses.

(3)	Represents revenues from IPD, CFP, Western International University (excluding associates degree students), Insight Schools, Apollo Global and other.

(4)	Represents individual students enrolled in a University of Phoenix degree program or Western International University associate’s degree program who attended a course during the quarter and did not graduate as of the end of the quarter. Degreed Enrollment for a quarter also includes any student who previously graduated from one degree program and started a new University of Phoenix degree program in the quarter (for example, a graduate of the associate’s degree program returns for a bachelor’s degree or a bachelor’s degree graduate returns for a master’s degree). In addition, Degreed Enrollment includes students participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

(5)	Represents any individual student enrolled in a University of Phoenix degree program who is a new student and started a course in the quarter, any individual student who previously graduated from one degree program and started a new degree program in the quarter (for example, a graduate of an associate’s degree program returns for a bachelor’s degree program, or a graduate of a bachelor’s degree program returns for a master’s degree), as well as any individual student who started a degree program in the quarter and had been out of attendance for greater than 12 months. In addition, New Degreed Enrollment includes students who in the quarter started participating in University of Phoenix certificate programs of at least 18 credit hours in length with some course applicability into a related degree program.

Unaudited Nine Months of Fiscal 2009 Results of Operations
Consolidated net revenue for the nine months ended May 31, 2009, was $2.9 billion, a 25.5% increase over the comparable period of fiscal 2008. Contributing to this increase was a 20.3% increase in University of Phoenix’s average Degreed Enrollment during the nine months ended May 31, 2009, as compared to the nine months ended May 31, 2008. University of Phoenix New Degreed Enrollment during the first nine months of fiscal 2009 increased 23.7% as compared with the first nine months of fiscal 2008.
The Company reported net income of $506.8 million, or $3.15 per share, (161.0 million weighted average diluted shares outstanding), and $246.9 million, or $1.47 per share, (167.7 million weighted average diluted shares outstanding) for the nine months ended May 31, 2009, and May 31, 2008, respectively. Included in the fiscal 2008 results is a pre-tax charge of $170.0 million associated with the judgment in a securities class action lawsuit. This charge was reversed during the fourth quarter of fiscal 2008 when the trial court vacated the earlier judgment. Before giving effect to the litigation charge, net income was $350.2 million, or $2.09 per share (167.7 million weighted average diluted shares outstanding), for the nine months of fiscal 2008. (See the reconciliation of GAAP financial information to non-GAAP financial information in the tables section of this press release.)
Unaudited Balance Sheet
As of May 31, 2009, the Company’s cash, cash equivalents, and marketable securities, excluding restricted cash, totaled $819.1 million as compared to $511.5 million as of August 31, 2008. The increase is primarily attributable to cash generated from operations, partially offset by share repurchases. Restricted cash and student deposits increased by approximately $105.5 million and $92.4 million since August 31, 2008, respectively. These increases were primarily due to increased student enrollment and to increases in Title IV funds available to students.
At May 31, 2009, accounts receivable declined to $192.6 million from $221.9 million at August 31, 2008, primarily due to improvements in processing time for the receipt of student financial aid and an increase in the allowance for doubtful accounts. Excluding accounts receivable and the associated revenue for Apollo Global, the Company’s days sales outstanding (“DSO”) declined to 24 days at May 31, 2009, as compared to 26 days at May 31, 2008, and 29 days at August 31, 2008. The decrease in DSO is primarily due to improvements in processing time for the receipt of student financial aid as well as increased net revenue.
Total deferred revenue at May 31, 2009, increased to $261.2 million from $231.2 million at August 31, 2008. The increase is seasonal in nature and consistent with the Company’s enrollment growth.
Subsequent to the quarter end, Apollo Global entered into an Implementation Agreement to acquire BPP Holdings plc (“BPP”), a UK-based provider of education and training to professionals in the legal and finance industries. Pursuant to the acquisition arrangement, Apollo Global will acquire all of the outstanding shares of BPP for a cash purchase price of 620 pence per share, which represents an enterprise value of approximately $540 million based upon the exchange rate on June 5, 2009. In connection with the acquisition, the Company was required to provide assurance that it has the funds to execute the transaction. As a result, the Company provided an intercompany loan to Apollo Global to fund an escrow account with $550 million to be used solely to fund the purchase price in this acquisition. The transaction is expected to close in the fourth quarter of our fiscal year 2009.
Conference Call Information
The Company will hold a conference call to discuss these earnings results at 5:00 PM Eastern, 2:00 PM Phoenix time, today, Monday, June 29, 2009. The call may be accessed by dialing (877) 292-6888 (domestic) or (973) 200-3381 (international) and entering the conference ID number 12621070. A live webcast of this event may be accessed by visiting the Company’s website at www.apollogrp.edu. A replay of the call will be available on the website or by dialing (800) 642-1687 (domestic) or (706) 645-9291 (international) and entering the conference ID number 12621070 until July 10, 2009.
About Apollo Group, Inc.
Apollo Group, Inc. has been an education provider for more than 30 years, providing academic access and opportunity to students through its subsidiaries, University of Phoenix, Institute for Professional Development, College for Financial Planning, Western International University, Meritus University, Insight Schools and Apollo Global. The Company’s distinctive educational programs and services are provided at the high school, undergraduate, graduate and doctoral levels in 40 states and the District of Columbia; Puerto Rico; Canada; Mexico; Chile; and the Netherlands, as well as online throughout the world (data as of May 31, 2009).
For more information about Apollo Group, Inc. and its subsidiaries, call (800) 990-APOL or visit the Company’s website at www.apollogrp.edu.
Forward-Looking Safe Harbor
Statements in this press release regarding Apollo Group’s business outlook, future financial and operating results, future enrollment, and overall future strategy and plans, are forward-looking statements, and are subject to the Safe Harbor provisions created by the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current information and expectations and involve a number of risks and uncertainties. Actual results may differ materially from those projected in such statements due to various factors. For a discussion of the various factors that may cause actual results to differ materially from those projected, please refer to the risk factors and other disclosures contained in Apollo Group’s previously filed Form 10-K, Forms 10-Q, and other filings with the Securities and Exchange Commission.

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
(Unaudited)

	As of
	May 31,	August 31,
($ in thousands)	2009	2008
ASSETS:
Current assets
Cash and cash equivalents	$795,699	$483,195
Restricted cash and cash equivalents	489,619	384,155
Marketable securities, current portion	991	3,060
Accounts receivable, net	192,612	221,919
Deferred tax assets, current portion	58,771	55,434
Prepaid taxes	2,367	—
Other current assets	29,681	21,780

Total current assets	1,569,740	1,169,543
Property and equipment, net	467,321	439,135
Marketable securities, less current portion	22,401	25,204
Goodwill	88,921	85,968
Intangible assets, net	14,691	23,096
Deferred tax assets, less current portion	80,679	89,499
Other assets	32,291	27,967

Total assets	$2,276,044	$1,860,412

LIABILITIES AND SHAREHOLDERS’ EQUITY:
Current liabilities
Accounts payable	$56,965	$46,589
Accrued liabilities	174,217	121,200
Current portion of long-term liabilities	119,922	47,228
Income taxes payable	—	6,111
Student deposits	505,685	413,302
Deferred revenue	261,158	231,179

Total current liabilities	1,117,947	865,609
Deferred tax liabilities	2,012	2,743
Long-term liabilities, less current portion	104,802	145,895

Total liabilities	1,224,761	1,014,247

Commitments and contingencies

Minority interest	13,056	11,956

Shareholders’ equity
Apollo Group Class A nonvoting common stock, no par value	103	103
Apollo Group Class B voting common stock, no par value	1	1
Additional paid-in capital	35,505	—
Apollo Group Class A treasury stock, at cost	(2,086,280)	(1,757,277)
Retained earnings	3,103,534	2,595,340
Accumulated other comprehensive loss	(14,636)	(3,958)

Total shareholders’ equity	1,038,227	834,209

Total liabilities and shareholders’ equity	$2,276,044	$1,860,412

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Income
(Unaudited)

	Three Months Ended May 31,		Nine Months Ended May 31,
(in thousands, except per share data)	2009	2008	2009	2008
Net revenue	$1,051,343	$835,217	$2,898,439	$2,309,534

Costs and expenses:
Instructional costs and services	400,202	347,598	1,150,788	1,008,609
Selling and promotional	243,633	203,644	697,929	582,257
General and administrative	71,518	60,910	200,839	167,203
Estimated securities litigation loss	—	1,566	—	169,966

Total costs and expenses	715,353	613,718	2,049,556	1,928,035

Income from operations	335,990	221,499	848,883	381,499
Interest income and other, net	3,665	3,329	7,158	21,037

Income before income taxes and minority interest	339,655	224,828	856,041	402,536
Provision for income taxes	(139,043)	(85,951)	(350,045)	(155,833)
Minority interest, net of tax	492	229	814	229

Net income	$201,104	$139,106	$506,810	$246,932

Earnings per share:

Basic income per share	$1.28	$0.85	$3.19	$1.49

Diluted income per share	$1.26	$0.85	$3.15	$1.47

Basic weighted average shares outstanding	157,616	162,751	158,960	165,919

Diluted weighted average shares outstanding	159,305	163,841	160,952	167,737

Apollo Group, Inc. and Subsidiaries
Condensed Consolidated Statements of Cash Flows
(Unaudited)

	Nine Months Ended May 31,
($ in thousands)	2009	2008
Cash flows provided by (used in) operating activities:
Net income	$506,810	$246,932
Adjustments to reconcile net income to net cash provided by operating activities:
Share-based compensation	49,385	49,451
Excess tax benefits from share-based compensation	(11,509)	(17,947)
Depreciation and amortization	72,857	59,133
Amortization of deferred gain on sale-leaseback	(1,256)	(1,339)
Non-cash foreign currency losses, net	693	—
Provision for uncollectible accounts receivable	106,890	79,255
Estimated securities litigation loss	—	165,748
Minority interest, net of tax	(814)	(229)
Deferred income taxes	4,017	(69,401)
Changes in assets and liabilities, excluding the impact of acquisitions:
Accounts receivable	(81,663)	(39,515)
Other assets	(13,077)	(9,314)
Accounts payable and accrued liabilities	19,715	(21,907)
Income taxes payable	23,774	57,294
Student deposits	92,408	58,747
Deferred revenue	33,470	7,701
Other liabilities	8,099	3,833

Net cash provided by operating activities	809,799	568,442

Cash flows provided by (used in) investing activities:
Additions to property and equipment	(94,873)	(80,242)
Acquisitions, net of cash acquired	—	(70,302)
Purchase of marketable securities	—	(875,098)
Maturities of marketable securities	2,660	864,551
Collateralization of bond posted for securities litigation matter	—	(95,000)
Increase in restricted cash and cash equivalents	(105,464)	(64,460)

Net cash used in investing activities	(197,677)	(320,551)

Cash flows provided by (used in) financing activities:
Payments on borrowings	(16,211)	(250,709)
Proceeds from borrowings	13,620	250,000
Issuance of Apollo Group Class A common stock	98,963	80,721
Class A common stock purchased for treasury	(408,768)	(454,362)
Minority interest contributions	2,000	6,975
Excess tax benefits from share-based compensation	11,509	17,947

Net cash used in financing activities	(298,887)	(349,428)

Exchange rate effect on cash and cash equivalents	(731)	(710)

Net increase (decrease) in cash and cash equivalents	312,504	(102,247)
Cash and cash equivalents, beginning of period	483,195	339,319

Cash and cash equivalents, end of period	$795,699	$237,072

Supplemental disclosure of cash flow information
Cash paid during the period for income taxes	$314,344	$168,092
Cash paid during the period for interest	$1,934	$1,519
Supplemental disclosure of non-cash investing and financing activities
Credits received for tenant improvements	$10,861	$7,843
Purchases of property and equipment included in accounts payable	$6,222	$4,630
Settlement and reclassification of liability awards	$—	$16,340
Restricted stock units vested and released	$9,290	$—
Unrealized loss on auction-rate securities	$2,203	$803
Unsettled purchase of Class A common stock for treasury	$38,780	$—
UNIACC earn-out consideration	$7,135	$—

Reconciliation of GAAP financial information to non-GAAP financial information

	Three Months Ended May 31,		Nine Months Ended May 31,
(in millions, except per share data)	2009	2008	2009	2008
Net income as reported	$201.1	$139.1	$506.8	$246.9

Reconciling items:
Estimated securities litigation loss(1)	—	1.6	—	170.0

	—	1.6	—	170.0
Less: tax effects	—	(0.6)	—	(66.7)

	—	1.0	—	103.3

Net income adjusted to exclude special items	$201.1	$140.1	$506.8	$350.2

Diluted income per share adjusted to exclude special items	$1.26	$0.85	$3.15	$2.09

Diluted weighted average shares outstanding	159.3	163.8	161.0	167.7

(1)	The $1.6 million and $170.0 million charges for the three and nine months ended May 31, 2008, respectively, represent charges associated with the securities litigation matter, subsequently reversed in the fourth quarter of fiscal 2008 when the trial court vacated the judgment. Management believes that stating net income before giving effect to these charges is useful for interperiod comparison because the charges were reversed.
Investor Relations Contacts:
Allyson Pooley ~ (312) 660-2025 ~ allyson.pooley@apollogrp.edu /
Jeremy Davis ~ (312) 660-2071 ~ jeremy.davis@apollogrp.edu
Media Contact:
Sara Jones ~ (818) 326-1871 ~ sara.jones@apollogrp.edu